Exhibit 10.3

STATE SETTLEMENT AGREEMENT AND RELEASE

I.  PARTIES

This Settlement Agreement and Release (“Agreement”) is entered into between the State of                          (“State”), and Cephalon, Inc.  (“Cephalon”), a Delaware corporation with its principal place of business in Frazer, Pennsylvania, hereinafter collectively referred to as “the Parties”.

II.  PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.            At all relevant times, Cephalon distributed, marketed and sold pharmaceutical products in the United States, including drugs sold under the trade names of Actiq, Gabitril and Provigil.

B.            Cephalon has entered into a plea agreement with the United States Attorney for the Eastern District of Pennsylvania and has agreed to plead guilty, pursuant to Fed. R. Crim. P. 11, to a one count Information to be filed in United States v. Cephalon, Inc. (the “Federal Criminal Action”) that will allege that between January 2001 through October 1, 2001, Cephalon introduced into interstate commerce and caused the introduction into interstate commerce of drugs (Actiq, Gabitril, and Provigil) that were misbranded through off-label promotion, a misdemeanor, in violation of 21 U.S. C. §§ 331(a), 333(a)(1) and 352(f)(1).

C.            Cephalon has entered into a separate settlement agreement (the “Federal Settlement Agreement and Release”) with the United States (as that term is defined in the Federal Settlement Agreement and Release), which will be receiving settlement funds from

Cephalon pursuant to Paragraph 1 below for the Covered Conduct described in Paragraph D below.

D.            The State contends that it has certain civil and administrative claims against Cephalon for engaging in the following alleged conduct (“the Covered Conduct”):

(i)            Between January 1, 2001 and December 31, 2006 for Actiq and Provigil and between January 1, 2001 and February 18, 2005 for Gabitril, Cephalon knowingly and willfully promoted the sale and use of Actiq, Gabitril and Provigil for certain uses which the Food and Drug Administration had not approved (i.e. “unapproved uses”). The promotion of Actiq, Gabitril and Provigil for these unapproved uses violated the Food Drug and Cosmetic Act 21 U.S.C. § 331(a), 21 U.S.C. § 352(f). In addition, certain of these unapproved uses were not medically accepted indications for which the United States and State Medicaid programs approved reimbursement. As a result of Cephalon’s conduct, Cephalon knowingly caused false and/or fraudulent claims to be submitted to the United States and the State Medicaid programs.

(ii)           Cephalon has entered into a plea agreement with the United States Attorney for the Eastern District of Pennsylvania and has agreed to plead guilty, pursuant to Fed. R. Crim. P. 11, to a one Count Information to be filed in United States v. Cephalon, Inc. (the “Federal Criminal Action”) that will allege that between January 2001 through October 1, 2001, Cephalon introduced into interstate commerce and caused the introduction into interstate commerce of drugs (Actiq, Gabitril, and Provigil) that were misbranded through off-label promotion, a misdemeanor, in violation of 21 U.S. C. §§ 331(a), 333(a)(1) and 352(f)(1).

E.     Cephalon has cooperated fully and completely with the State throughout the course of its investigation and continues to do so.

F.     This Agreement is made in compromise of disputed claims.  This Agreement is neither an admission of facts or liability by Cephalon nor a concession by the State that its claims are not well founded.  Neither this Settlement, its execution, nor the performance of any obligation under it, including any payment, nor the fact of the settlement, is intended to be or shall be understood as an admission of liability or wrongdoing or other expression reflecting upon the merits of the dispute by Cephalon.

G.    To avoid the delay, expense, inconvenience, and uncertainty of protracted litigation of these claims, the Parties mutually desire to reach a full and final settlement as set forth below.

III. TERMS AND CONDITIONS

NOW, THEREFORE, in reliance on the representations contained herein and in consideration of the mutual promises, covenants, and obligations set forth below in this Agreement, and for good and valuable consideration as stated herein, the Parties agree as follows:

1.             Cephalon agrees to pay to the United States and the States that will be receiving settlement funds pursuant to this paragraph (the “Medicaid Participating States”) collectively the sum of three hundred seventy-five million dollars ($375,000.000.00) plus interest in an amount of 4.0% per annum from January 1, 2008, and continuing until and including the day before complete payment is made (the “Settlement Amount”).  Of this sum,                                                                                     ($                            ) represents payment to Medicaid, which shall constitute a debt immediately due and owing to the United States and the Medicaid Participating States on the Effective Date of this Agreement subject to the terms of the Federal Settlement Agreement and Release and this Agreement.  This debt is to be discharged by payments to the United States and the Medicaid Participating States under the following conditions:

A.            Cephalon  and the United States separately have agreed that the sum of                                                           ($                                ), plus interest in an amount of 4.0% per annum from January 1, 2008, and continuing until and including the day before complete payment is made represents the federal share (the “Federal Settlement Amount”).  The Federal Settlement Amount shall be paid pursuant to the terms of the Federal Settlement Agreement and Release.

B.            Cephalon and the Medicaid Participating States agree that the sum of                                                              ($                          ), plus interest in an amount of 4.0% per annum  from January 1, 2008, until and including the day before complete payment is made represents the States’ share (the “Medicaid State Settlement Amount”).    This Medicaid State Settlement Amount shall be paid into an interest bearing account no later than thirty (30) business days after the Federal Settlement Agreement and Release’s Effective Date pursuant to written payment instructions from the National Association of Medicaid Fraud Control Units’ Negotiating Team (“NAMFCU”) for the Medicaid Participating States.

C.            The total portion of the Settlement Amount paid by Cephalon in settlement for the Covered Conduct to the State is $                        , consisting of a portion paid to the State under this Agreement and another portion paid to the Federal government as part of the Federal Settlement Agreement and Release.  The individual portion of the Medicaid State Settlement Amount allocable to the State under this Agreement is the sum of $                    , plus applicable interest.  NAMFCU shall disburse to the State the individual portion of the Medicaid State Settlement Amount allocable to the State after the Effective Date of this Agreement.  If the State does not execute this Agreement within 180 days of the Effective Date of the Federal Settlement Agreement and Release, the total portion of the Settlement Amount paid by Cephalon in settlement for the Covered Conduct to the State plus the interest accrued on that amount shall revert to Cephalon.

2.             Contingent upon the Medicaid Participating States receiving the Medicaid State Settlement Amount, the Medicaid Participating States agree to pay, as soon as feasible after receipt, the agreed upon amounts with Relators.

3.             Subject to the exceptions in Paragraph 4 below, and in consideration of the obligations of Cephalon set forth in this Agreement, conditioned upon Cephalon’s payment in full of the Settlement Amount, and subject to Paragraph 13 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), the State, on behalf of itself, and its officers, agents, agencies, political subdivisions and departments, agrees to release Cephalon, its predecessors, and its current and former parents, affiliates, divisions, subsidiaries, successors and assigns, and their current and former directors, officers, and employees (collectively, “Cephalon Released Entities”), from any civil or administrative liability or monetary claim that the State or any of its political subdivisions has or may have for any claims submitted or caused to be submitted to the State Medicaid Program for the Covered Conduct.  The payment of the Settlement Amount fully discharges the Cephalon Released Entities from any obligations to pay Medicaid related restitution, damages, and/or any civil fine or civil penalty to the State for the Covered Conduct.

4.             Notwithstanding any term of this Agreement, the State specifically does not release any person or entity from any of the following claims or liabilities:  (a) any criminal, civil, or administrative claims arising under state revenue codes; (b) any criminal liability not specifically released by this Agreement; (c) any civil liability that Cephalon has or may have under any state statute, regulation, or rule not covered by this release; (d) any liability to the State (or any agencies thereof) for any conduct other than the Covered Conduct; (e) any claims based upon obligations created by this Agreement; (f) mandatory exclusion from the State’s Medicaid program; (g) any express or implied warranty claims or other claims for defective or deficient products and services provided by Cephalon; (h) any claims for personal injury or property damage or for other consequential damages arising from the Covered Conduct; (i) any claims based on a failure to deliver items or services due; or (j) any civil or administrative claims relating to the Covered Conduct against individuals, including officers and employees, who, as of the Effective Date of this Agreement, received written notification that they are the target of a criminal investigation, are criminally indicted or charged, or are convicted, or who enter into a criminal plea agreement.  The State represents that any mandatory exclusion provisions under its state law do not apply in the facts and circumstances of this case.

5.             This Agreement is expressly conditioned upon resolution of the Federal Criminal Action.  In consideration of the acceptance of Cephalon’s plea of guilty in the Federal Criminal Action, the State, to the extent the Attorney General is authorized to do so, agrees that it shall not further criminally investigate, prosecute, or refer for prosecution or investigation to any agency, the Cephalon Released Entities.

6.             In consideration of the obligations of Cephalon set forth in this Agreement, and the CIA that Cephalon has entered into with HHS-OIG in connection with this matter, and conditioned on Cephalon’s payment in full of the Settlement Amount, except as reserved in Paragraph 4 above and subject to Paragraph 13 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this

Agreement), the State agrees to release and refrain from instituting, directing, or maintaining any administrative claim or any action seeking exclusion from the State’s Medicaid program against Cephalon, its predecessors, and their current or former parents, affiliates, divisions, subsidiaries, successors, and assigns for the Covered Conduct.  The Medicaid Fraud Control Unit for the State further agrees to refrain from recommending, causing or attempting to cause any administrative action or sanction, including debarment, by any other government agency of the State for the Covered Conduct.  Nothing in this Agreement precludes the State from taking action against Cephalon in the event that Cephalon is excluded by the federal government, or for conduct and practices other than the Covered Conduct or conduct underlying the conviction in the Federal Criminal Action.  The State does not release Cephalon from any claims or actions which may be asserted by private payors or insurers, including those that are paid by a state’s Medicaid program on a capitated basis.

7.             Within fourteen business days of the Effective Date of this Agreement, the State agrees to dismiss with prejudice any lawsuit specifically as to the Cephalon Released Entities, including any qui tam “whistleblower” lawsuits, in which the State has intervened, is a party and/or has the authority to dismiss, currently pending against Cephalon in any court asserting allegations or claims relating to the Covered Conduct.  This Agreement is contingent upon dismissal with prejudice of all such qui tam “whistleblower” lawsuits.  To the extent any such qui tam “whistleblower” lawsuit is not dismissed with prejudice, this Agreement shall become null and void and the amount allocable to the State under this Agreement, as set forth in Paragraph III 1(C), shall be returned to Cephalon.

8.             The Cephalon Released Entities waive and shall not assert any defenses they may have to criminal prosecution or administrative action relating to the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause of the Fifth Amendment of the Constitution or the Excessive Fines Clause of the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

9.             In consideration of the obligations of the State set forth in this Agreement, the Cephalon Released Entities waive and discharge the State, its agencies, political subdivisions, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) which the Cephalon Released Entities have asserted, could have asserted, or may assert in the future against the State, its agencies, political subdivisions, employees, servants, and agents, related to or arising from the State’s investigation and prosecution of the Covered Conduct.

10.           The Settlement Amount that Cephalon must pay pursuant to Paragraph 1 above will not be decreased as a result of the denial of claims for payment now being withheld from payment by the State’s Medicaid program, or any other state payor, related to the Covered Conduct; and, if applicable, Cephalon agrees not to resubmit to the State’s Medicaid program or any other state payor, any previously denied claims, which denials were based on the Covered Conduct, and agrees not to appeal or cause the appeal of any such denials of claims.

11.           Cephalon waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims for payment covered by this Agreement.

12.           Cephalon expressly warrants that it has reviewed its financial condition and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(B)(ii)(I), and shall remain solvent following payment of the Settlement Amount.  Further, the Parties expressly warrant that, in evaluating whether to execute this Agreement, the Parties (a) have intended that the mutual promises, covenants, and obligations set forth herein constitute a contemporaneous exchange for new value given to Cephalon within the meaning of 11 U.S.C. § 547(c)(1), and (b) have concluded that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange.

13.           In the event Cephalon commences, or another party commences, within 91 days of the effective date of this Agreement or any payment made hereunder, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Cephalon’s debts, or seeking to adjudicate Cephalon as bankrupt or insolvent, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for Cephalon or for all or any substantial part of Cephalon’s assets, Cephalon agrees as follows:

A.            Cephalon’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and Cephalon shall not argue or otherwise take the position in any such case, proceeding or action that: (i) Cephalon’s obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) Cephalon was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the State hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Cephalon.

B.            If Cephalon’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the State, at its sole option, may rescind the releases provided in this Agreement, and bring any civil and/or administrative claim, action or proceeding against Cephalon for the claims that would otherwise be covered by the releases provided in this Agreement.  If the State chooses to do so, Cephalon agrees that for purposes only of any claims, actions or proceedings referenced in this first clause of this Paragraph, (i) any such claims, actions, or proceedings brought by the State (including any proceedings to exclude Cephalon from participation in the State’s Medicaid program) are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and that Cephalon shall not argue or otherwise contend that the State’s claims, actions, or proceedings are subject to an automatic stay; (ii) Cephalon shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceedings which are brought by the State within 90 calendar days of written notification to Cephalon that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before June 24, 2005; and (iii) the United States and the Medicaid Participating States have a valid claim against Cephalon in the amount of three hundred and seventy five million dollars ($375,000,000.00) plus applicable multipliers and penalties and they may pursue their claims, inter alia, in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action or proceeding; and

C.            Cephalon acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

14.           The Parties each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

15.           Except as expressly provided to the contrary in this Agreement, each Party to this Agreement shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

16.           Except as otherwise stated in this Agreement, this Agreement is intended to be for the benefit of the Parties only, and by this instrument the Parties do not release any claims against any other person or entity.

17.           Nothing in this Agreement constitutes an agreement by the State concerning the characterization of the amounts paid hereunder for purposes of the State’s revenue code.

18.           In addition to all other payments and responsibilities under this Agreement, Cephalon agrees to pay all reasonable travel costs and expenses of the NAMFCU Negotiating Team.  Cephalon will pay this amount by separate check or wire transfer made payable to the National Association of Medicaid Fraud Control Units after  Medicaid Participating States execute their respective Agreement or as otherwise agreed by the Parties.

19.           Cephalon covenants to cooperate fully, truthfully and in a reasonably timely manner in the production of business records and in using reasonable efforts to make employees available for interviews with Company counsel present, if agreeable to the employee, with the State in any ongoing investigation or investigation commenced within five years of the Effective Date of this Agreement of individuals and entities not specifically released by this Agreement relating to the Covered Conduct.  This provision does not require Cephalon to:  (1) waive any applicable privilege or work product protection, (2) create or produce records that had not already been prepared in the ordinary course of business, or (3) further or encourage cooperation by any individual to the extent inconsistent with the advice of that individual’s separate counsel.

20.           This Agreement is governed by the laws of the State except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions of the CIA.

21.           The undersigned Cephalon signatories represent and warrant that they are authorized as a result of appropriate corporate action to execute this Agreement.  The undersigned State signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement on behalf of the State through their respective agencies and departments.

22.           The “Effective Date” of this Agreement shall be the date of signature of the last signatory to this Agreement.  Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.

23.           This Agreement shall be binding on all successors, transferees, heirs, and assigns of the Parties.

24.           This Settlement Agreement constitutes the complete agreement between the Parties and shall not be amended except by written consent of the Parties.

25.           Each Party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary to carry out this Agreement.

26.           This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same Agreement.

STATE

By:	Dated:
Name:
Title:
OFFICE OF THE ATTORNEY GENERAL

By:	Dated:
Name:
Title:
Medicaid Program:

CEPHALON, INC.

By:	Dated:
GERALD J. PAPPERT, ESQ.
Executive Vice President and
General Counsel
Cephalon, Inc.

By:	Dated:
ERIC SITARCHUK, ESQ.
Morgan, Lewis & Bockius, LLP

J. SEDWICK SOLLERS, III, ESQ.
King & Spalding, LLP

MARK A. JENSEN, ESQ.
King & Spalding, LLP

Counsel to Cephalon, Inc.